Calculation of Filing Fee Tables

F-1

(Form Type)

Heidmar Maritime Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value per share $0.001	457(o)	11,080,332	$1.805	$20,000,000.00	0.00015310	$3,062.00
Total Offering Amounts					$20,000,000.00		$3,062.00
Total Fee Offsets							N/A
Net Fee Due							$3,062.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the registration statement to which this exhibit relates also covers any additional shares of the Registrant’s Common Shares, $0.001 par value per share (the “Common Shares”), that may be offered or become issuable in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding Common Shares.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of Common Shares on Nasdaq on June 5, 2025.